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                                  EXHIBIT 5.01


                            Opinion of Fenwick & West


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                                  June 8, 1995




Symantec Corporation
10201 Torre Avenue
Cupertino, California  95014

Gentlemen/Ladies:

     At your request, we have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed by you with the Securities and Exchange Commission on or about June 9, 1995 in connection with the registration under the Securities Act of 1993, as amended, of 400,000 shares of your Common Stock, $0.01 par value (the "STOCK"), which shares may be given by you pursuant to awards made by you to your (or your parents', affiliates' or subsidiaries') employees (other than your directors or executive officers) pursuant to your 1994 Patent Incentive Plan (the "PLAN").

     As your counsel, we have examined the proceedings taken by you in connection with the adoption of the Plan.

     It is our opinion that the 400,000 shares of the Stock that may be issued and sold by you pursuant to the Plan, when issued and sold in the manner referred to in the Prospectus associated with the Registration Statement and the Plan, will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                              Very truly yours,

                              /s/ Fenwick & West

                              FENWICK & WEST